Exhibit 107

Calculation of Filing Fee Tables

Form S-1

ZENAS BIOPHARMA, INC.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee (3)
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(a)	1,696,588	$17.00	$28,841,996	0.00014760	$4,257.08
	Total Offering Amounts					$28,841,996	—	$4,257.08
	Total Fees Previously Paid					—	—	--
	Total Fee Offsets					—	—	—
	Net Fee Due					—	—	$4,257.08

(1)	Represents only the additional number of shares being registered and includes 221,294 shares of common stock that may be sold if the underwriters exercise their option to purchase additional shares of common stock. Does not include the securities that the registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-281713).

(2)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price.

(3)	The registrant previously registered securities having a proposed maximum aggregate offering price of $243,432,000 on a Registration Statement on Form S-1 (File No. 333-281713), which was declared effective by the Securities and Exchange Commission on September 12, 2024. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $28,841,996 is hereby registered, which includes shares of common stock that may be sold if the underwriters exercise their option to purchase additional shares of common stock.